Exhibit 99.3
EVault, Inc. and Subsidiaries
Consolidated Financial Statements
As of July 3, 2015 and June 27, 2014 and for the
Years ended July 3, 2015, June 27, 2014 and June 28, 2013
(With Report of Independent Auditors)

EVault, Inc. and Subsidiaries
Consolidated Financial Statements
As of July 3, 2015 and June 27, 2014 and for the
Years ended July 3, 2015, June 27, 2014 and June 28, 2013

Report of Independent Auditors
Stockholders
EVault, Inc. and Subsidiaries

We have audited the accompanying consolidated financial statements of EVault, Inc. and subsidiaries, which comprise the consolidated balance sheets as of July 3, 2015 and June 27, 2014, and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the years ended July 3, 2015, June 27, 2014, and June 28, 2013 and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of EVault, Inc. and subsidiaries at July 3, 2015 and June 27, 2014, and the consolidated results of their operations and their cash flows for the years ended July 3, 2015, June 27, 2014, and June 28, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Salt Lake City, Utah
April 4, 2016

EVault, Inc. and Subsidiaries
Consolidated Balance Sheets

	July 3, 2015	June 27, 2014
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$6,428	$5,680
Marketable securities	5,404	2,001
Trade accounts receivable, less allowances of $2,232 and $457 in 2015 and 2014	19,496	17,415
Related party receivables, net	—	768
Inventories	426	168
Other current assets	5,864	5,499
Total current assets	37,618	31,531
Property, equipment and leasehold improvements, net	39,420	30,339
Restricted cash	2,471	2,647
Other non-current assets	521	552
Intangible assets, net	—	—
Goodwill	30,566	30,566
Total assets	$110,596	$95,635
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$7,892	$6,277
Related party payables, net	8,885	—
Income taxes payable	210	207
Accrued expenses	7,693	6,645
Current portion of restructuring liability	89	1,558
Current portion of deferred revenue	8,085	7,713
Current portion of related party notes payable	—	2,824
Other current liabilities	59	302
Total current liabilities	32,913	25,526
Restructuring liability, net of current portion	1,218	837
Deferred revenue, net of current portion	4,080	2,935
Related party notes payable, net of current portion	—	79,100
Other non-current liabilities	2,993	3,371
Total liabilities	41,204	111,769
Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $0.001 par value. Authorized- 10,000 and 40,000,000 shares; issued and outstanding- 10,000 and 32,160,467 shares as of July 3, 2015 and June 27, 2014, respectively	—	32
Additional paid-in capital	459,737	313,239
Accumulated other comprehensive loss	(371)	(866)
Accumulated deficit	(389,974)	(328,539)
Total stockholders’ equity (deficit)	69,392	(16,134)
Total liabilities and stockholders’ equity (deficit)	$110,596	$95,635
See accompanying notes to financial statements.

EVault, Inc. and Subsidiaries
Consolidated Statements of Operations

	Fiscal Years Ended
	July 3, 2015	June 27, 2014	June 28, 2013
	(in thousands)
Revenue, net	$93,537	$89,921	$79,838
Cost of revenue	47,417	38,528	32,128
Gross profit	46,120	51,393	47,710
Operating expenses:
Research and development	17,098	13,738	16,482
Sales and marketing	61,866	49,405	44,969
General and administrative	26,023	16,994	14,270
Restructuring charges	974	3,737	496
Operating loss	(59,841)	(32,481)	(28,507)
Other income (expense):
Other (expense) income, net	(1,135)	386	(403)
Interest expense	(346)	(1,284)	(518)
Net loss before income taxes	(61,322)	(33,379)	(29,428)
Income tax expense (benefit)	113	(539)	144
Net loss	$(61,435)	$(32,840)	$(29,572)
See accompanying notes to financial statements.

EVault, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Loss

	Fiscal Years Ended
	July 3, 2015	June 27, 2014	June 28, 2013
	(in thousands)
Net loss	$(61,435)	$(32,840)	$(29,572)
Other comprehensive income (loss), net of tax:
Net foreign currency translation gains (losses)	495	(301)	88
Comprehensive loss	$(60,940)	$(33,141)	$(29,484)
See accompanying notes to financial statements.

EVault, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
	Number of Shares	Amount
in thousands, except share data
Balances at June 29, 2012	35,001,449	$35	$311,522	$(266,127)	$(653)	$44,777
Stock-based compensation expense			697			697
Exercise of stock options	150,000		239			239
Repurchase of common stock	(3,000,000)	(3)				(3)
Currency translation adjustment					88	88
Net loss				(29,572)		(29,572)
Balances at June 28, 2013	32,151,449	$32	$312,458	$(295,699)	$(565)	$16,226
Stock-based compensation expense			768			768
Exercise of stock options	9,018		13			13
Currency translation adjustment					(301)	(301)
Net loss				(32,840)		(32,840)
Balances at June 27, 2014	32,160,467	32	$313,239	$(328,539)	$(866)	$(16,134)
Recapitalization of common shares	(32,150,467)	(32)	32			—
Cash settlement of vested stock options			(2,486)			(2,486)
Restricted stock unit grants from Parent			1,245			1,245
Conversion of related party debt to equity			82,077			82,077
Capital contribution from Parent			65,630			65,630
Currency translation adjustment					495	495
Net loss				(61,435)		(61,435)
Balances at July 3, 2015	10,000	$—	$459,737	$(389,974)	$(371)	$69,392
See accompanying notes to financial statements.

EVault, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Fiscal Years Ended
	July 3, 2015	June 27, 2014	June 28, 2013
	(In thousands)
Cash flows from operating activities:
Net loss	$(61,435)	$(32,840)	$(29,572)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	10,800	6,812	5,418
Bad debt expense	2,134	407	541
Share based compensation	1,245	768	697
Loss on disposal of property and equipment	—	61	391
Changes in operating assets and liabilities:
Trade accounts receivable	(4,215)	(4,375)	(1,420)
Related party receivables/payables, net	8,615	(847)	74
Inventories	(258)	210	172
Other assets	(334)	(2,063)	(1,119)
Trade accounts payable	596	68	(1,732)
Income tax payable	3	(499)	90
Accrued expenses	(268)	1,817	766
Deferred revenue	1,517	(77)	(1,630)
Other liabilities	(240)	1,306	1,526
Net cash used in operating activities	$(41,840)	$(29,252)	$(25,798)
Cash flows from investing activities:
Purchases of property and equipment	(10,072)	(5,513)	(11,547)
Capitalized software development costs	(7,752)	(7,716)	(1,457)
Purchases of marketable securities	(36,508)	(31,502)	(46,925)
Sales of marketable securities	33,105	44,367	34,412
Decrease (increase) in restricted cash	176	176	(1,412)
Net cash used in investing activities	$(21,051)	$(188)	$(26,929)
Cash flows from financing activities:
Borrowings on related party long-term debt	—	29,100	51,412
Capital contribution from Parent	65,630	—	—
Exercise of stock options	—	13	239
Cash settlement of vested employee stock options	(2,486)	—	—
Repurchase of common stock	—	—	(3)
Net cash provided by financing activities	$63,144	$29,113	$51,648
Effect of exchange rate changes	495	(301)	88
Net increase (decrease) in cash and cash equivalents	748	(628)	(991)
Cash and cash equivalents, beginning of period	5,680	6,308	7,299
Cash and cash equivalents, end of period	$6,428	$5,680	$6,308
Supplemental disclosure of cash paid for:
Interest, net of amounts capitalized	$370	$1,215	$411
Cash paid for income taxes	$110	$—	$36
Supplemental disclosure of non-cash activity:
Conversion of related party debt to equity	$81,924	$—	$—
Conversion of accrued interest on related party debt to equity	$153	$—	$—
Capital expenditures accrued in accounts payable and related party payables, net	$2,057	$2,075	$1,073
Common stock option settlements in accrued liabilities	$135	$—	$—
See accompanying notes to financial statements.

EVault, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
As of July 3, 2015 and June 27, 2014

1. Description of Business

EVault, Inc. (the “Company”) is a consolidated subsidiary of Seagate Technology (US) Holdings, Inc. for the periods presented in these consolidated financial statements. See Note 13 regarding the subsequent purchase by Carbonite, Inc. (“Carbonite”) of substantially all of the operations of the Company. The Company was founded in 1997 and acquired by its parent company, Seagate Technology (US) Holdings, Inc. (“Seagate” or “Parent” Company) in 2007. The Company provides on premise and cloud-connected storage solutions for small and mid-sized organizations to protect and access their business data. Its data protection software and online service solutions include data backup and recovery, email compliance, business continuity, and disaster recovery testing. The Company is headquartered in San Francisco, CA and provides data backup and recovery services to customers in North America, Europe, Middle East, Africa, Australia, and Latin America.
The Company has historically incurred significant operating losses, and has been dependent on funding from the Parent through the date of sale to Carbonite and may continue to be dependent on funding from Carbonite subsequent to the sale.

2. Summary of Significant Accounting Policies

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; the net realizable value of development costs incurred for internal-use software; valuation and estimates of assets acquired through business combinations including goodwill; allowances for doubtful accounts; income tax uncertainties; determination of the need for a valuation allowance against deferred tax assets; valuation of stock-based compensation, including the fair value of the Company’s common shares; and other contingencies.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of EVault, Inc. and its wholly owned subsidiaries (collectively, the Company): EVault Canada Inc., Seagate Solutions France S.A.S., EVault Solutions Pte Ltd., EVault UK Limited, EVault Gmbh, and EVault (EMEA) B.V. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents were $6.4 million and $5.7 million as of July 3, 2015 and June 27, 2014, respectively, of which approximately $0.4 million and $0.2 million of cash and cash equivalents is held in a certificate of deposit as of July 3, 2015 and June 27, 2014, respectively.

The Company places its cash and cash equivalents with a high quality financial institution; these deposits may exceed federally insured limits at various times through the year.

Marketable Securities

Marketable securities consist of U.S dollar-denominated money market instruments, and may include mortgage- and asset-backed securities and short-term obligations issued by or on behalf of U.S. states, territories, and possessions. These securities mature in 397 days or less and have a dollar-weighted average maturity of 60 days or less. Short-term investments in marketable securities are classified as available-for-sale. Realized and unrealized gains and losses on these investments are nominal as of year-end as most investments are short-term investments generating dividends and interest income. At July 3, 2015 and June 27, 2014, the Company's marketable securities have a total cost basis of $5.4 million and $2.0 million, respectively, which approximates fair value.

Restricted Cash

Restricted cash relates to amounts held in a certificate of deposit to support requirements under a certain lease arrangement. The cash becomes unrestricted upon 120 days after termination of the certain lease arrangement. However, because this is a long-term noncancellable lease, this is included in long-term assets on the consolidated balance sheets.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, the Company considers historical loss adjustments taking into account current market conditions, the customers’ financial condition, the amount of receivables in dispute, the current receivables aging and current payment patterns. Account balances are charged off against the allowance for doubtful accounts after all means of collection have been exhausted, and the potential for recovery is considered remote. The Company also maintains an allowance for sales returns and credits to customers, which the Company has the ability to estimate based upon historical experience. The allowance is recorded as a reduction of revenue.

One customer accounted for 10% and 12% of the trade accounts receivable balance as of July 3, 2015 and June 27, 2014, respectively. The same customer accounted for 12%, 11%, and 12% of revenues for the fiscal years ended July 3, 2015, June 27, 2014, and June 28, 2013, respectively.

Other Current Assets

Other current assets primarily consist of prepaid royalties and prepaid maintenance.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method (FIFO). The Company's inventories consist primarily of finished goods for all periods presented.

Property, Equipment, and Leasehold Improvements

Property and equipment are stated at cost less accumulated depreciation. Repairs and maintenance are expensed as incurred. Depreciation is calculated on the straight-line method over the estimated useful lives of the various assets. The costs of leasehold improvements are amortized over the shorter of the useful life of the assets or the remaining lease terms. Estimated useful lives of property and equipment range from 3 to 10 years. Upon disposal of assets, the costs of assets and the related accumulated depreciation are removed from the accounts. Gains or losses on disposal are reflected in current earnings.

Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for potential impairment, the Company first compares undiscounted cash flows expected to be generated by the asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values, and third party independent appraisals, depending on the nature of the asset. No indicators of impairment were identified for the years ended July 3, 2015, June 27, 2014 and June 28, 2013.

Revenue Recognition

For its software-as-a-service ("SaaS") subscription arrangements (i.e. non-software arrangements), revenues are recognized ratably over the contract term of the arrangement beginning on the date that the Company’s service is made available to the customer. For multiple element arrangements, including those containing a subscription arrangement, the Company follows the multiple element guidance in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 605-25, Revenue. The Company allocates revenue to each element based on the relative selling price method to the overall arrangement consideration. The selling price for a deliverable is based on Vendor-Specific Objective Evidence (“VSOE”), if available, Third party Evidence (“TPE”), if VSOE is not available, or Best Estimate of Selling Price (“BESP”), if neither VSOE nor TPE are available. Typically the Company uses BESP for these arrangements.

For its software arrangements, the Company recognizes and defers revenue using the residual method in accordance with FASB ASC Topic 985-605, Software. Under the residual method, revenue is recognized in a multiple element arrangement when VSOE of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. VSOE is determined for support and maintenance elements based upon the pricing in comparable transactions when the element is sold separately. At the outset of the arrangement with the customer, the Company defers revenue for the undelivered elements (e.g. support and maintenance) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (e.g. software license).

Hardware revenues are generally recognized upon delivery or upon installation, if required. Support and maintenance revenue is recognized ratably over the support period, generally one year to three years. Fees for support and maintenance are billed in advance and included in deferred revenue until recognized. Professional services are generally provided on a time and materials basis and revenue from professional services, including installation services, is recognized as services are performed, or upon installation if required.

The Company occasionally sells services where receipt of payment is uncertain, accordingly revenues are not recognized until the uncertainty is resolved and cash is received from the customer.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and, therefore, are excluded from revenues in the consolidated statements of operations.

Amounts billed to customers related to shipping and handling are classified as revenue, and the Company’s shipping and handling costs are classified as cost of revenue.

Internal Use Software Development Costs

The Company accounts for costs of internal-use software developments in compliance with FASB ASC Topic 350-40, Internal Use Software. There is significant judgment in determining whether certain internal-use software development costs are capitalized or expensed and over what period the amounts capitalized should be amortized to expense. The Company’s policy is to capitalize internal-use software development costs related to its SaaS applications that are incurred during the application development stage, provided that it is probable the project will be successfully completed and placed into service. Costs related to preliminary project activities and post implementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life starting when the underlying project is ready for its intended use. The Company evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. The Company capitalized approximately $7.8 million, $7.7 million, and $1.5 million of internal-use software development costs during fiscal 2015, 2014, and 2013, respectively. The carrying value of internal-use software development costs, net of amortization, was approximately $16.7 million and $9.2 million, at July 3, 2015, and June 27, 2014, respectively, and is included within Property, Equipment, and Leasehold Improvements in the accompanying consolidated balance sheets.

Software Development Costs

The Company accounts for the costs of software to be marketed and licensed in compliance with FASB ASC Topic 985-20, Costs of Computer Software to be Sold, Leased or Otherwise Marketed. Software development costs are expensed as incurred until technological feasibility of the product is established. The Company capitalizes software development costs beginning when a product’s technological feasibility has been established by either completion of a detail program design or completion of a working model of the product and ending when a product is available for general release to customers. Development costs incurred subsequent to technological feasibility are capitalized and amortized on a straight-line basis over the estimated economic life of the product. Capitalization of computer software costs is discontinued when the computer software product is available to be sold. The Company has determined that technological feasibility is established late in the product development cycle, typically near product completion. As a result, those capitalizable software development costs are insignificant and have been charged to research and development expense in all periods in the accompanying consolidated statements of operations.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from the Company’s professional services and support and maintenance revenues, and are recognized as the revenue recognition criteria are met.

Commissions

Commissions are recorded as a component of sales and marketing expense and consist of variable compensation paid to the Company’s direct sales force. Generally, sales commissions, including commissions on subscription arrangements, are earned and expensed at the time that a customer has entered into a binding agreement and invoicing has begun by the Company.

Deferred Rent

The Company’s operating leases may provide for tenant improvement allowances, lease incentives, rent holidays, and rent escalations. In instances where one or more of these items are included in a lease agreement, the Company records deferred rent and amortizes the items on a straight-line basis over the term of the lease as adjustments to rent expense.

Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels in accordance with FASB Accounting Standards Update (“ASU”) No. 2011-04:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•
Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•
Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The Company’s marketable securities are classified within Level 2 of the fair value hierarchy because they are valued using pricing sources for identical or comparable instruments, rather than direct observations of quoted prices in active markets.

Advertising

Advertising costs are expensed as incurred. Advertising costs were approximately $2.8 million, $3.6 million, and $5.5 million for the years ended July 3, 2015, June 27, 2014 and June 28, 2013, respectively.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to amounts which are more likely than not to be realized.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Stock Incentive Plans

As discussed in Note 9, the Company maintained its own equity incentive plan in fiscal 2013 and 2014 under which options were issued. The Company measures share-based compensation of the Company’s stock in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. Stock compensation expense is based on the estimated fair value of the underlying option calculated using the Black-Scholes option pricing model. This model requires the input of subjective assumptions and judgments, including estimating share price volatility and expected term of awards. The Company determines the expected volatility based on a weighted-average of the historical volatility of a peer group of comparable publicly traded companies. The Company has a limited history of stock option exercises, therefore, for employee stock options that qualify as “plain vanilla” stock options in accordance with Staff Accounting Bulletin No. 110 (“SAB 110”) issued by the SEC, the expected term is estimated using the simplified method as defined in SAB 110. The assumption used in calculating the fair value of the stock options represents the best estimate and involves inherent uncertainties and the application of judgment. As a result, if factors change and the Company uses different assumptions, share-based compensation could be materially different in the future.
The Company’s employee stock options vest based solely on service conditions; the fair value measurement date is generally the date of grant and the related compensation expense, less expense for expected forfeitures, is recognized on a straight-line basis over the requisite vesting period of the awards. The Company estimates forfeitures at the time of grant and revises those estimates in subsequent periods if actual forfeitures differ from those estimates. During fiscal 2014 and 2013, the Company applied a forfeiture rate of approximately 10.5%. At the beginning of fiscal 2015, all outstanding vested options were settled and holders of those options received cash consideration. See Note 9 for further discussion.
For employee equity grants received from the Parent, the Company recognizes compensation expense and a capital contribution from the Parent in the accompanying consolidated statement of changes in shareholders’ equity (deficit) in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. Grants from the Parent are primarily comprised of Full Value Share Awards (e.g. restricted stock units) of the Parent stock and Employee Stock Purchase Plan (“ESPP”) provided by the parent. Compensation expense attributable to restricted stock units is based on the grant date fair value and recognized over the vesting period. Compensation expense attributable to the ESPP plan is calculated using option valuation techniques and accrued over the purchase period.

Foreign Currency Translation

Local currencies are the functional currencies of the Company’s foreign subsidiaries. The Company translates assets and liabilities of foreign operations to the U.S. Dollar at current rates of exchange and revenue and expenses are translated using weighted average exchange rates. The Company includes foreign currency translation adjustments in stockholders’ equity (deficit) as a component of accumulated other comprehensive income (loss).

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines or penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

The Company’s product license and service agreements include a limited indemnification provision for claims from third parties related to the Company’s intellectual property. The indemnification is generally limited to the amount paid by the customer. To date, there have been no claims under such indemnification provision that have been significant.

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASU 2014-09). ASU 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for private companies for annual periods beginning after December 15, 2018. The Company has not yet determined the impact of the new standard on its current policies for revenue recognition.

In April 2015, the FASB issued ASU 2015-05, Intangibles-Goodwill and Other-Internal-Use Software: Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement (ASU 2015-05). ASU 2015-05 clarifies the circumstances under which a cloud computing customer would account for the arrangement as a license of internal-use software under ASC 350-40. ASU 2015-05 is effective for annual periods, including interim periods within those annual periods, beginning after December 15, 2015, and early adoption is permitted. The Company has early adopted ASU 2015-05. The adoption did not have a material impact on its consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory (ASU 2015-11), which changes the measurement principle for inventory from the lower of cost or market principle to the lower of cost and net realizable value principle. The guidance affects entities that use the FIFO or average cost methods, but does not affect entities that use the last-in, first-out or retail inventory methods. Since the Company uses the FIFO method for cost measurement, changes in inventory will be measured at the lower of cost and net realizable value, instead of at the lower of cost or market. The new guidance is effective on January 1, 2017 and requires prospective adoption. The Company has not yet completed its analysis of the impact of this new guidance but management does not believe it will have a material effect on the Company's presentation of inventories on the Consolidated Balance Sheets.

In February 2016, the FASB issued ASU No. 2016-02, Leases (ASU 2016-02), which, among other things, requires lessees to recognize lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under current authoritative guidance. This update also introduces new disclosure requirements for leasing arrangements. ASU 2016-02 will be effective for the Company January 1, 2019, with early adoption permitted. In addition, ASU 2016-02 requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company has not yet determined the impact that ASU No. 2016-02 will have on its consolidated financial statements and related footnote disclosures nor decided whether it will use the transition relief in implementation.

3. Property, Equipment, and Leasehold Improvements

Property, equipment, and leasehold improvements consist of the following as of July 3, 2015 and June 27, 2014 (in thousands):

	Fiscal Years Ended
	July 3, 2015	June 27, 2014
Leasehold improvements	$6,780	$6,714
Computer equipment	44,985	32,953
Furniture and fixtures	1,527	1,495
Software development costs	16,987	9,235
Total property, equipment, and leasehold improvements	70,279	50,397
Less accumulated depreciation	(30,859)	(20,058)
Property, equipment, and leasehold improvements, net	$39,420	$30,339

Total depreciation and amortization for the years ended July 3, 2015, June 27, 2014 and June 28, 2013 was approximately $10.8 million, $6.8 million, and $5.4 million, respectively. The Company capitalized $7.8 million, $7.7 million and $1.5 million in internal-use software development costs in the fiscal years ended July 3, 2015, June 27, 2014 and June 28, 2013, respectively. Depreciation expense of capitalized software development costs was $0.3 million in the fiscal year ended July 3, 2015. There was no depreciation of capitalized software in the fiscal years ended June 27, 2014 and June 28, 2013.

4. Intangible Assets

Intangible assets consisted of the following (in thousands):

	July 3, 2015	June 27, 2014
Existing technology	$26,310	$26,310
Customer relationships	12,030	12,030
Trade name	3,050	3,050
Intangible assets	41,390	41,390
Less accumulated amortization	(41,390)	(41,390)
Intangible assets, net	$—	$—

Amortization expense for intangible assets was $0 in the fiscal years ended July 3, 2015, June 27, 2014, and June 28, 2013.

5. Goodwill

Goodwill is an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. Goodwill is reviewed annually for impairment.

In September 2011, the FASB issued ASU 2011-08, Testing Goodwill for Impairment, which provides an entity the option to perform a qualitative assessment to determine whether it is more-likely-than-not that the fair value of a reporting unit is less than its carrying amount prior to performing the two-step goodwill impairment test. If this is the case, the goodwill impairment test is required. If it is more-likely-than-not that the fair value of the reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required.

If the two-step goodwill impairment test is required, first, the fair value of the reporting unit is compared with its carrying amount (including goodwill). If the fair value of the reporting unit is less than its carrying amount, an indication of goodwill impairment exists for the reporting unit and the entity must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation and the residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis.

The Company recorded goodwill related to acquisitions in previous periods, $150.0 million of which was impaired. For fiscal years ended July 3, 2015, June 27, 2014, and June 28, 2013 the Company performed an assessment of goodwill and concluded goodwill was not impaired.

6. Commitments and Contingencies

The Company leases office equipment and office space in San Francisco, California, Salt Lake City, Utah, Toronto, Canada, New York, New York, Ft. Lauderdale, Florida, and certain European countries under non-cancellable operating leases that expire over the next eight years. These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay all executory costs, such as maintenance and insurance.

Rental expense for facilities, office space, and equipment was $3.7 million, $5.3 million, and $4.2 million for the fiscal years ended July 3, 2015, June 27, 2014, and June 28, 2013. Total sublease income was $0.7 million, $0, and $0.1 million for the fiscal years ended July 3, 2015, June 27, 2014 and June 28, 2013.

Future minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) are (in thousands):

Year ending:	Operating Leases
July 1, 2016	$3,797
June 30, 2017	2,990
June 29, 2018	2,134
June 28, 2019	1,653
July 3, 2020	1,555
Thereafter	3,239
Total minimum lease payments	$15,368

In fiscal 2013 and 2015, the Company subleased certain office space to third parties, which sublease income will offset lease payments included in the table above. Total sublease income under contractual terms is $12.0 million.

The Company is involved in certain litigation matters arising in the ordinary course of business. In the opinion of the Company, these actions will not have a material effect, if any, on the Company’s financial position, results of operations, or liquidity.

The Company has a firm purchase commitment with a hardware supplier to assemble data backup equipment. At the Company's request the supplier maintains a minimum back stock of equipment to fulfill the Company's orders timely, that the Company is ultimately obligated to purchase. The supplier maintained a back stock of such equipment of approximately $1.0 million as of July 3, 2015.

7. Related Party Notes Payable

Related party notes payable at July 3, 2015 and June 27, 2014 consists of the following (in thousands):

	As of Fiscal Years Ended
	July 3, 2015	June 27, 2014
Revolving loan agreement, interest at 1 month LIBOR plus 2% payable monthly, principal due 8/27/2017	$—	$79,100
Loan payable, interest at 3 month LIBOR payable monthly, principal due 1/6/2015	—	2,824
Total Related Party Notes Payable	$—	$81,924

In August 2012, the Company entered into a Revolving Loan Agreement with the Parent that allowed the Company to borrow up to $75 million for a period of five years, bearing interest at an adjustable rate equal to 1-month LIBOR plus 2%. Per the agreement, the Company paid interest on a monthly basis. On April 2, 2014, the loan agreement was amended to increase the maximum loan amount to $83 million. At June 27, 2014 the Company had $79.1 million outstanding related to this intercompany debt.

The Company had two Loan Agreements for $1.4 million each, which were entered into in January 2012 and August 2012, both of which were modified as of January 2014 into a single loan agreement with Seagate (Parent Company) for $2.8 million ("the 2014 Loan Agreement"), bearing interest at an adjustable rate equal to 3-month LIBOR. Per the agreement, the Company paid interest on a monthly basis.

The Company entered into a Merger Agreement on June 30, 2014 with the Parent, in which the Company became a wholly owned subsidiary of Seagate Technology (US) Holdings, Inc. In connection with this agreement, in September 2014, the Parent approved a capital contribution to the Company for approximately $82.1 million as settlement in full of the Company’s outstanding intercompany debt. The total amount of the capital contribution included the outstanding principal of $79.1 million and approximately $0.2 million in accrued unpaid interest under the 2012 Revolving Loan Agreement, as well as the outstanding principal of approximately $2.8 million under the 2014 Loan Agreement.

Interest on the outstanding balance is payable in semi-annual payments, at an adjustable rate equal to 6-month LIBOR plus 2%. As of July 3, 2015, the Company has no borrowings outstanding under the Revolving Loan Agreement with the Parent. In connection with these financing arrangements, the Company incurred interest expense of $0.5 million, $1.4 million, and $0.5 million, for the fiscal years ended July 3, 2015, June 27, 2014, and June 28, 2013, respectively.  Of these amounts, the Company capitalized interest of $0.1 million, $0.1 million, and $0, for the fiscal years ended July 3, 2015, June 27, 2014, and June 28, 2013, respectively, in connection with costs incurred for the development of internal use-software.  See Note 3 for further discussion. In September 2015, the Company entered into a one year Revolving Loan Agreement with the Parent that allows the Company to borrow up to $15 million.

8. Income Taxes

The domestic and international components of income (loss) before provision (benefit) from income taxes are presented as follows (in thousands):

	Fiscal Years Ended
	July 3, 2015	June 27, 2014	June 28, 2013
Domestic	$(57,172)	$(29,543)	$(25,680)
International	(4,150)	(3,836)	(3,748)
Loss before taxes	$(61,322)	$(33,379)	$(29,428)

Income tax provision (benefit) consists of the following (in thousands):

	Fiscal Years Ended
	July 3, 2015	June 27, 2014	June 28, 2013
Current:
Federal	$—	$(574)	$12
State	—	(44)	38
Foreign	113	79	94
Total current	113	(539)	144

Deferred:
Federal	(18,266)	(9,521)	(8,641)
State	(2,512)	(1,728)	(1,391)
Foreign	(902)	(728)	(973)
Change in valuation allowance	21,680	11,977	11,005
Total deferred	—	—	—

Total income tax provision (benefit)	$113	$(539)	$144

The actual income tax provision (benefit) differs from the amount computed using the federal statutory rate as follows (in thousands):

	Fiscal Years Ended
	July 3, 2015	June 27, 2014	June 28, 2013
Provision at statutory rate	$(21,463)	$(11,683)	$(10,299)
State income taxes (net of federal benefit)	(1,854)	(1,139)	(863)
State rate differential	63	(60)	—
Foreign rate differential	661	664	382
Stock compensation	788	—	—
Uncertain tax positions	—	(576)	8
Permanent and other	238	278	(89)
Valuation allowance	21,680	11,977	11,005
Total provision (benefit) for income taxes	$113	$(539)	$144

The components of the deferred income tax assets are as follows (in thousands):

	Fiscal Years Ended
	July 3, 2015	June 27, 2014
Deferred tax assets:
Net operating loss carryforwards	$55,938	$31,670
Tax credit carryforward	2,151	2,529
Accrued expenses and other	8,263	8,949
Stock-based compensation	861	787
Total deferred tax asset	67,213	43,935
Less valuation allowance	(59,962)	(39,413)
Total deferred tax assets, net of valuation allowance	7,251	4,522

Deferred tax liability:
Depreciation and amortization	(7,251)	(4,522)
Total deferred tax liabilities	(7,251)	(4,522)

Net deferred tax liabilities	$—	$—

The Company, as a subsidiary of Seagate, Inc., files its U.S. income tax return as part of a consolidated group. The allocation of the Company's share of the consolidated income tax expense is determined under the separate return method. Under this method, the Company determines its income tax provision as if it filed a separate income tax return. The Company does not have tax sharing agreements with the other members within the consolidated Seagate group.

At July 3, 2015, the Company had federal, state and foreign tax net operating loss carryforwards of approximately $136.1 million, $78.9 million, and $16.0 million, respectively. The federal, state and foreign tax loss carryforwards will begin to expire in 2021, 2017 and 2016, respectively. The Company had foreign tax credit carryforwards of approximately $2.2 million that begin to expire in 2023.

The Company evaluated its net deferred income taxes, which included an assessment of the cumulative income or loss over the prior three-year period and future periods, to determine if a valuation allowance is required. After considering its recent history of losses and management's expectations of additional near-term losses, the Company recorded a valuation allowance on its net federal, state and foreign deferred tax assets. During 2015 and 2014, the Company maintained a valuation allowance against all of its federal, state and foreign deferred tax assets as realization of such assets does not meet the more-likely-than-not threshold required under accounting guidelines. The Company will continue to assess the need for a valuation allowance on the deferred tax assets by evaluating positive and negative evidence that may exist. The change in valuation allowance during 2015 and 2014 related to operations resulting in increases of $20.5 million and $12.1 million, respectively.

Utilization of the net operating loss carry-forwards may be subject to annual limitations due to the ownership percentage change provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the inability to fully offset future annual taxable income and could result in the expiration of the net operating loss carry-forwards before utilization. The Company has undergone ownership changes in the past and therefore, there are limitations, under IRC §382, on the utilization of the net operating loss carry-forwards. The Company has not made a final determination of the impact of any such limitations may have on the utilization of its net operating loss carry-forwards.

The Company has not provided for income taxes on the undistributed earnings of its foreign subsidiaries since they are considered permanently re-invested outside the U.S. Upon repatriation, these foreign earnings may be sheltered by U.S. loss carryforwards or foreign tax credits, which may reduce the federal tax liability associated with any future foreign dividend. Determination of the amount of unrecognized deferred U.S. income tax liability on permanently re-invested earnings is not practicable.

At July 3, 2015, there were no unrecognized tax benefits. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense. At July 3, 2015, there was no accrued interest and penalties. The Company does not expect any significant increases or decreases to its unrecognized tax benefits within twelve months.

The following table summarizes the changes to the unrecognized tax benefits during 2015, 2014 and 2013 (in thousands, exclusive of interest and penalties):

Amount
Balance at June 29, 2012	$393
Additions based on tax positions related to the current year	—
Additions based on tax positions of prior year	—
Balance at June 28, 2013	$393
Additions based on tax positions related to the current year	—
Additions based on tax positions of prior year	—
Decreases based on tax positions of prior year	(393)
Balance at June 27, 2014	$—
Additions based on tax positions related to the current year	—
Additions based on tax positions of prior year	—
Decreases based on tax positions of prior year	—
Balance at July 3, 2015	$—

The Company is subject to federal and state income tax in the United States and is also subject to income and withholding tax in certain other foreign tax jurisdictions. At July 3, 2015, the Company is no longer subject to federal and state income tax examinations for the years before 2012 and 2013, respectively. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses or tax credits were generated and carried forward, and make adjustments up to the amount of the net operating loss or credit carryforward amount.

9. Equity and Stock-based Compensation

As of June 27, 2014, there were 40,000,000 shares authorized and 32,160,467 common shares issued and outstanding. The Company was recapitalized on June 30, 2014 and there are a total of 10,000 shares authorized and outstanding as of July 3, 2015.

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares.

Equity Incentive Plan

On October 1, 2010, the Company adopted the 2010 Equity Incentive Plan (the “2010 Plan”). As part of this plan, 5,000,000 shares were reserved for issuance of various stock-based awards. In November 2012 the Company repurchased 3,000,000 common shares from the Parent so that 8,000,000 shares were made available to be granted under the 2010 Plan. A total of 5,217,175 options, net of forfeitures, were granted under the plan through June 30, 2014. On June 30, 2014 the plan was modified and effectively terminated.

Stock compensation expense is based on the estimated fair value of the underlying option calculated using the Black-Scholes option pricing model. This model requires the input of subjective assumptions and judgments, including estimating share price volatility and expected term of awards. The exercise price, grant-date fair value, and assumptions used to estimate the fair value of the equity awards were as follows:

Risk-free Interest Rate

The Company bases the risk-free interest rate that it uses in the option valuation model on U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. The risk free rate ranged from 0.4% to 1.2% for the years ended June 27, 2014, and June 28, 2013.

Expected Dividend Yield

The Company has not paid, and does not anticipate paying, cash dividends on shares of common stock; therefore, the expected dividend yield is assumed to be zero in the option valuation model.

Expected Volatility

The Company estimates the expected volatility of its common stock at the date of grant based on the historical volatility of comparable public companies over the option’s expected term. Expected volatility ranged from 44% to 62% for the years ended June 27, 2014, and June 28, 2013.

Expected Term

The Company has limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. As a result, for stock option grants made during the years ended June 27, 2014, and June 28, 2013, the expected term was estimated using the “simplified method.” The simplified method is based on the average of the vesting tranches and the contractual life of each grant. Expected term ranged from 2.25 to 5 years for the years ended June 27, 2014, and June 28, 2013.

The following table sets forth the summary of option activity for the years ended June 27, 2014 and June 28, 2013:

	Number of Shares	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)
Outstanding at June 29, 2012	3,760,800	$1.58	8.68
Granted	1,269,400	1.11
Exercised	(150,000)	1.59
Forfeited	(268,505)	1.47
Outstanding at June 28, 2013	4,611,695	$1.45	8.15
Granted	1,357,250	0.89
Exercised	(9,018)	1.53
Forfeited	(903,219)	1.35
Outstanding at June 27, 2014	5,056,708	$1.32	7.66
Exercisable at June 27, 2014	2,903,578	$1.32	7.80

Cash Settlement of Employee Stock Options

On June 30, 2014, the beginning of fiscal 2015, the 2010 Plan was modified and effectively terminated. As of June 30, 2014 there were 5,056,708 outstanding options under the plan. As of June 30, 2014 all outstanding vested options under the 2010 Plan were cancelled and holders of those options received $5.20 less the exercise price in cash consideration per share from the Parent. The Company determined the $5.20 per share exceeded the fair value of the shares by approximately $2.97. Unexercised and unvested options were automatically converted to the right to receive an amount of cash equal to the excess of $5.20 over the exercise price of each option subject to the vesting schedule applicable to the option immediately prior to it being terminated. The amount paid or to be paid in excess of the fair value of the shares, as of June 30, 2014, has been reflected as compensation expense. For the year ended July 3, 2015 a total of $13.0 million of compensation expense has been recognized in the consolidated statement of operations attributable to the cash settlement of stock options. In addition approximately $2.5 million was reclassified from additional paid in capital within the accompanying consolidated statements of changes in stockholders’ equity (deficit). A total of $2.1 million in expense will be recognized in future periods subject to a predetermined vesting schedule.

Parent Equity Incentive Plans

During 2015, in connection with a reorganization of the Parent the Company became subject to the Parent's Equity Incentive Plan (the “Parent Plan”). Full Value Share Awards (e.g. restricted stock units) of the Parent stock were granted to certain of the Company’s employees in fiscal year 2015. These awards generally vest over a period of three to four years, with cliff vesting of a portion of each award occurring annually. These grants have been reflected as contributions from the Parent in the accompanying consolidated statement of changes in stockholders’ equity (deficit). The Company recognized approximately $1.2 million of compensation costs related to the restricted stock units in fiscal year 2015. The Parent did not grant any restricted stock units during fiscal years 2014 and 2013. Additionally, in 2015 the Parent granted stock options to select Company employees. The Company recognized approximately $0.1 million of compensation costs related to awards of the Parent’s stock options in fiscal year 2015, reflected within the capital contribution from Parent within the accompanying Consolidated Statements of changes in stockholders' equity (deficit). A total of $4.4 million of expense will be recognized in future periods relating to the restricted stock units issued by the Parent, subject to vesting conditions.

Commencing in August 2014, the Company’s employees were allowed to participate in the Parent’s Employee Stock Purchase Plan (“the ESPP”). The Parent administers the ESPP. Under the ESPP, employees of the Company who elect to participate are granted options to purchase common stock of its Parent at a 15% discount from the market value. During fiscal year 2015, the aggregate shares purchased under the ESPP plan was approximately 16,000 shares. During fiscal year 2015 the Company recognized approximately $0.2 million of expense attributable to the ESPP that has been reflected as a contribution from the Parent within the accompanying Consolidated Statement of Changes in Stockholders’ Equity (Deficit).

10. Related Party Transactions

The Company sold hardware and software to, and performed certain services for the Parent, or its affiliates, resulting in approximately $0.8 million and $1.3 million in reported revenues in the accompanying Statements of Operations during fiscal years 2015 and 2014, respectively. No hardware, software, or services were sold to the Parent in 2013.

The Company purchased hardware in 2015 from the Parent totaling approximately $5.2 million which was capitalized in the accompanying consolidated balance sheet. No hardware was purchased from the Parent company in 2014 or 2013.

Prior to 2015, the Company maintained its own operating personnel, sales staff, and virtually all its own general and administrative functions. The services received from the Parent were limited to tax services in fiscal years 2014 and 2013. The Company was allocated $0.1 million in administrative charges in fiscal years 2014 and 2013, which is included in general and administrative costs in the statements of operations.

During 2015, in connection with a reorganization of the Parent, the Company began receiving additional support services from the Parent’s cloud division, including sales and marketing services, payroll services, health and welfare benefits, and other general administrative support services. The Company recognized $22.4 million of expense related to these activities; approximately $11.5 million within sales and marketing expenses, $10.5 million within general and administrative expenses, and $0.4 million within cost of revenue in the accompanying consolidated statements of operations.

The Company’s operations were financed through a debt arrangement with its Parent (see Note 7 for further discussion). During fiscal 2015, the debt obligations to the Company’s Parent were reclassified as a capital contribution to the Company in the accompanying financial statements. In addition, the Parent made additional capital contributions to the Company in fiscal 2015.

The Parent issued certain equity instruments to employees of the Company (see Note 9 for further discussion) in fiscal 2015.

The following amounts have been reported net on the accompanying consolidated balance sheets as the right of offset exists. The Company reported receivables from the Parent as of July 3, 2015 and June 27, 2014, of $1.0 million and $0.9 million, respectively. The Company reported payables, excluding debt obligations, to the Parent as of July 3, 2015 and June 27, 2014, of $9.9 million and $0.1 million, respectively.

11. Restructuring

At the beginning of fiscal 2013 the Company had a restructuring accrual of approximately $0.5 million which had been recorded in accordance with ASC Topic 420, Exit and Disposal Cost Obligation, primarily related to certain costs to exit a facility, at the cease-use date. During fiscal year 2013, the Company recorded an additional charge of $0.5 million related to a termination of the underlying lease, which is included in restructuring expense in the accompanying consolidated statement of operations, and made payments of $1.0 million during the period. All activities related to this restructuring effort were completed in fiscal 2013.

During fiscal year 2014, the Company adopted a plan to restructure its workforce in order to reduce costs. In association with the restructuring, the Company recorded a charge of approximately $1.1 million, which is included in restructuring expense in the accompanying consolidated statement of operations. A total of $1.1 million in payments were made during 2014 in connection with these charges. All activities related to this restructuring effort were completed in fiscal year 2014.

Also during fiscal 2014, the Company recorded a charge of $2.6 million related to the exit of a facility at the cease-use date, which is included in restructuring expense in the accompanying consolidated statement of operations. The Company made payments totaling $0.2 million in 2014 and $1.5 million in fiscal year 2015, related to the facility exit costs. During fiscal year 2015, the Company recorded an additional estimated charge of $0.3 million, which is included in restructuring expense in the accompanying consolidated statement of operations related to additional exit costs. Activities related to this effort are expected to be substantially complete by fiscal year 2023.

During fiscal 2015, the Parent adopted a plan to restructure, which resulted in a reduction in workforce at the Company. In association with this reduction in workforce, the Company recorded a charge of $0.7 million, which is included in restructuring expense in the accompanying consolidated statement of operations. Of this charge, $0.2 million is reflected in related party payables and $0.5 million is reflected in the short-term and long-term restructuring liability in the accompanying consolidated balance sheets. The Company made payments of $0.4 million during fiscal year 2015. Activities related to this effort are expected to be substantially complete in fiscal year 2016.

The restructuring accrual is $1.5 million and $2.4 million as of July 3, 2015 and June 27, 2014, respectively. $1.3 million and $2.4 million is reflected in the current and non-current restructuring liability and $0.2 million and $0 is reflected in the current portion of related party payables as of July 3, 2015 and June 27, 2014, respectively.

12. Retirement Plan

The Company has an employee savings plan (the “Plan”) that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. All U.S. employees, except the few covered under the Parent program, who are at least 18 years of age are eligible to participate in the Plan. Participating employees may contribute up to 50% (limited by the IRS annual contribution limit) of their income on a pretax basis to the Plan, and the Company will make a 50% matching contribution of the first 6% of the employee’s salary contributed to the Plan, with a maximum matching contribution of $4,500 per year. The Plan also allows for the Company to make additional discretionary contributions. The Company’s matching contributions to the Plan were approximately $1.2 million, $1.1 million and $0.6 million in fiscal years 2015, 2014, and 2013, respectively.

13. Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through April 4, 2016 the date at which the financial statements were available to be issued.

In the six months ended January 1, 2016, the Company concluded that the internal-use capitalized software development costs associated with its Long-term Storage Solutions (“LTS2”) product were not recoverable because it had abandoned the project and determined the fair value of the assets were inconsequential and there was no alternative use for the software. Additionally, the related equipment costs were deemed to not be recoverable due to abandonment of the project. The Company subsequently wrote down the value of these assets to $0, resulting in impairment charges of $18.5 million and $5.3 million to its internal-use software development costs and associated equipment, respectively, in the six month period ended January 1, 2016.

In the six months ended January 1, 2016, the Company concluded a triggering event had occurred requiring an interim goodwill impairment test. Based on the impairment test, the Company concluded its goodwill was fully impaired. Accordingly, an impairment loss of $30.6 million was recorded in the six-month period ended January 1, 2016.

During the six months ended January 1, 2016, Seagate adopted a plan to sell the Company. In connection with the sale of the Company, the Company recorded a charge of $3.1 million related to severance. The Company made payments of $0.7 million during the six months ended January 1, 2016. Activities related to this effort are expected to be substantially complete by fiscal year 2017.

During the six months ended January 1, 2016, the Company also recorded a charge of $0.6 million related to exiting certain facilities. The Company made related payments of $0.1 million during the six months ended January 1, 2016. Activities related to this effort are expected to be substantially complete in fiscal year 2018.

On January 13, 2016, Carbonite completed the acquisition of the North American cloud-based business continuity and disaster recovery assets of the Company as contemplated by that certain Asset Purchase Agreement, dated as of December 15, 2015. Carbonite acquired substantially all of the assets utilized in the Company’s operations for cash consideration of $14.0 million. The acquisition of the associated European Union assets of the Company was completed on March 31, 2016.